                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        CIRCON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            [LOGO]

                                   IMPORTANT

    YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW CIRCON SHARES YOU HOLD. PLEASE SIGN AND DATE THE ACCOMPANYING WHITE PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, whether or not you expect to attend the meeting. Remember, do not return any [blue] proxy cards sent to you by [The Circon Shareholder Committee]. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving specific instructions. Please contact the person responsible for your account and direct him or her to execute a WHITE Management proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in solicitation of proxies:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                       Call toll free at (800)[290-6427]

--------------------------------------------------------------------------------

                               CIRCON CORPORATION
                             6500 Hollister Avenue
                        Santa Barbara, California 93117

                               CIRCON CORPORATION

                                                                  [Mailing Date]

To Our Shareholders:

    On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Circon Corporation. The meeting will be held November 24, 1998 at the Fess Parker Doubletree Resort in Santa Barbara. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a shareholder.

    At the Annual Meeting, the election of directors this year is particularly important. As discussed in some detail in the proxy statement under the caption "Proposal No. 1," the Circon shareholders have a choice between two groups of nominees with two very different agendas. The Board believes that the election of its nominees is essential to build and maximize shareholder value and that the election of the rival group of nominees could have seriously harmful consequences to the shareholders.

    It is important that your views be represented whether or not you are able to be present at the meeting. Please sign and date the enclosed WHITE proxy card and promptly return it in the accompanying postage pre-paid envelope.

    We would like to take this opportunity to express our gratitude to Circon's employees for their continued commitment to the Company's primary objective of supplying the medical community with superior quality products and excellent customer service. Over the past two years, Circon's employees have shown exemplary dedication to this objective despite very difficult circumstances and stress related to the uncertainties concerning Circon's future.

    We also want to thank you, the shareholders, for your continued support. WE REMAIN COMMITTED TO ACTING IN YOUR BEST INTERESTS. Please feel free to call us at (805) 685-5100 or our proxy solicitor, D. F. King & Co., Inc., at (800) 290-6427, if you have any questions.

                                          Sincerely,

                                          /s/ JOHN F. BLOKKER
                                          JOHN F. BLOKKER
                                          Chairman of the Board

                                          /s/ GEORGE A. CLOUTIER
                                          GEORGE A. CLOUTIER
                                          Chief Executive Officer

                               CIRCON CORPORATION

                      Notice of Annual Meeting of Shareholders
                               November 24, 1998

TO THE SHAREHOLDERS OF CIRCON CORPORATION:

    Notice is hereby given that the 1998 Annual Meeting of Shareholders of Circon Corporation, a Delaware corporation, will be held on November 24, 1998, at 9:00 a.m. local time, at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California, for the following purposes:

    1.  To elect three Directors.

    2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1998.

    3.  To transact such other business as may properly come before the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

    The Board of Directors has fixed the close of business on October 23, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the 1998 Annual Meeting and at any adjournment or postponement thereof.

    You will need a ticket if you plan to attend the Annual Meeting. If your shares are registered in your name and not in the name of a bank, broker or other third party, an admission ticket is attached to your proxy card. Please detach and save the ticket. You will need to present it in order to be admitted to the Annual Meeting. If your shares are not registered in your own name, please follow the directions contained in the Section entitled "Information About Attending the Annual Meeting" that appears on Page 14 of the Proxy Statement.

    It is important that your shares be voted at the 1998 Annual Meeting. Whether or not you expect to attend, you are urged to sign and date the accompanying WHITE proxy card and promptly return it to the Company in the accompanying postage prepaid envelope.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW D. SIMONS
                                          ANDREW D. SIMONS
                                          Vice President and Secretary

Santa Barbara, California
[Mailing Date]

                               CIRCON CORPORATION
                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 24, 1998

    This proxy statement and accompanying white proxy card are being furnished to shareholders of Circon Corporation (the "Company") in connection with the Annual Meeting of Shareholders to be held on November 24, 1998, and at any and all adjournments or postponements thereof (the "Annual Meeting"). This proxy statement and the accompanying white proxy card are first being mailed to shareholders on or about [Mailing Date].

                            QUORUM AND VOTING RIGHTS

    The Board of Directors has fixed the close of business of October 23, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 13,441,419 shares of Common Stock.

    A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). On each agenda item, broker non-votes will be disregarded and abstentions will be treated as negative votes.

    Each share of Circon stock outstanding on the Record Date is entitle to one vote on each matter. Pursuant to Section 2.7.3 of the Company's Bylaws, shareholders of the Company are entitled to cumulate their votes for Director nominees at the Annual Meeting if any shareholder has given advance notice to the Company of an intent to so cumulate votes and has complied with certain other requirements. The Company has received notice in compliance with this Bylaw provision from a shareholder of record on the Record Date, and, accordingly, holders of Common Stock will be entitled to cumulate their votes at the Annual Meeting. In the election of Directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's shares would normally be entitled, multiplied by the number of Directors to be elected (three). A shareholder may cast all such votes for a single candidate or allocate them among as many candidates as the shareholder may choose (up to the number of Directors to be elected). If a shareholder's proxy card does not specify how the shares are to be voted in the election of Directors, or is marked to indicate a vote for more than one nominee, the cumulative votes represented by that proxy card will be cast in equal numbers for each nominee on the Board of Directors (except any nominee as to whom the proxy card is marked to withold the vote); however, if the proxy holders determine that all of such nominees cannot be elected, they may at their discretion allocate the votes (to the exclusion of any one of more such nominees) in order to elect as many nominees as they believe possible under the then prevailing circumstances.

    Whether or not you plan to attend the meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the shareholder's specifications marked thereon. If no specifications are marked thereon, the WHITE proxies distributed by your Board will be voted FOR the election of your Board's nominees and FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants. Any shareholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Company a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by voting in person at the Annual Meeting.

                            SOLICITATION OF PROXIES

    Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.

    The Company has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation, for which D.F. King is to receive a fee estimated at $125,000 plus reimbursement for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses. It is anticipated that D.F. King will employ approximately thirty persons to solicit shareholders for the Annual Meeting.

    All expenses incurred in connection with this solicitation, including postage, printing, handling, and all the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by the Company.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. The term of one of the three classes expires each year. The term of the Class I Directors expires in 2000 and each third year thereafter, the term of the Class II Director expires in 1998 and each third year thereafter, and the term of the Class III Directors expires in 1999 and each third year thereafter. Pursuant to the Company's Articles of Incorporation, if any Director who was elected while serving as an officer ceases to be an officer during that Director's term, such Director's term will expire at the next subsequent annual meeting of Shareholders. On October 19, 1998, Richard Auhll resigned as President, Chief Executive Officer and Chairman of the Board of the Company. Accordingly, Mr. Auhll's term as a director will expire at the Annual Meeting on November 24, 1998. Mr. John Blokker, who has served as a Director since 1991, will serve as Chairman of the Board for the Company. Director George Cloutier will serve as interim Chief Executive Officer for the Company until a replacement for Mr. Auhll is found. Mr. Cloutier has served as a Director on the Circon board since 1996.

    Two Class II Directors will be elected at the 1998 Annual Meeting. In addition, one Class III Director will be elected as a result of the vacancy created by Mr. Auhll's resignation. The Board of Directors has nominated Mr. George Cloutier and Mr. Alain Oberrotman for election as Class II Directors, and has nominated [name to be provided by amendment] for election as a Class III Director. Mr. Cloutier is currently serving as a Class II Director. Mr. Oberrotman and Mr. [name to be provided by amendment] are not currently Directors. The Board's nominees have agreed to serve if elected, but in the event that the nominees are not available to serve, the proxy holders will vote for the election of such other persons as the Board may direct.

    Certain Circon shareholders have formed a group they call the "Circon Shareholders Committee," which has notified Circon that they intend to nominate candidates for election as Directors at the Annual Meeting. The members of the Committee are Castlerigg Master Investments, Ltd., Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc, and P. Schoenfeld Asset Management, LLC. According to the Committee's preliminary proxy statement filed with the Securities and Exchange Commission dated October 23, 1998, the members of the Committee "and other participants in the Committee's solicitation" held 1,246,215 shares of Circon Common Stock on the Record Date. The Company does not know the number of shares currently held by the members of the Committee and "other participants" in their solicitation. The Committee's proxy statement discloses that they had made 73 purchases and 31 sales of Circon shares during 1998 (through October 15), so the Company cannot assume any level of ownership at any particular time.

    Pursuant to Section 3.2 of the Company's bylaws, shareholders who intend to make Director nominations at an Annual Meeting are required to give notice of such intent to the Company's Secretary not later than ten days after Circon first gives notice to shareholders of the Annual Meeting or, if earlier, ten days after Circon first gives public notice of the date of the Annual Meeting. Circon gave public notice of the Annual Meeting on October 7,1998, and the Committee gave timely notice of its intention to nominate Jonathan R. Macey and Adam M. Oberrotman for election as Class II Directors. On October 28, 1998, after the end of the ten-day period specified in Section 3.2 of the bylaws, the Committee gave notice of its intention to nominate a third person, Lester Hill. The Company reserves the right to challenge the nomination of Mr. Hill.

WHY CIRCON SHAREHOLDERS SHOULD VOTE FOR THE BOARD'S NOMINEES, NOT THE
  COMMITTEE'S

    WHO ARE THE BOARD'S NOMINEES?

    The Board's nominees are: GEORGE CLOUTIER, a current member of the Board and acting CEO pending the selection of a permanent CEO. Mr. Cloutier's resume
appears following the table on page   .

             [name and description of second nominee to be provided by amendment.]

    ALAIN OBERROTMAN, one of the nominees of the Committee. The Circon Board believes that Mr. Oberrotman's qualifications and his support by substantial shareholders make it appropriate for him to be included as a Board nominee.

   THE COMMITTEE WANTS YOU TO BELIEVE THAT THE CIRCON BOARD HAS NO INTEREST IN MAXIMIZING SHAREHOLDER VALUE AND IS DETERMINED TO KEEP CIRCON INDEPENDENT: IS IT TRUE?

    Circon's financial advisors, Bear Stearns & Co., at the Board's direction, have diligently solicited proposals from numerous other companies to acquire Circon or engage in some other form of strategic transaction beneficial to Circon shareholders. After several months of seeking such proposals, Circon announced on October 20, 1998 that none had been received, except two at extremely low prices. Even those two were withdrawn when Bear Stearns attempted to negotiate a more reasonable price.

    The Board believes that it is harmful to the stability and growth of Circon's business to continue actively soliciting new acquisition proposals at this time and that shareholder value will be enhanced by hiring a new CEO and focusing management's efforts on improving the Company's financial performance and growth prospects. During 1996 and 1997, Circon has had unusually high levels of turnover in its sales force and substantially reduced foreign sales through independent dealers, which Circon believes are largely attributable to uncertainties regarding Circon's future as an independent company or a subsidiary of another company. These uncertainties have materially harmed Circon's operating performance and its value both to investors and to potential acquirors.

    HOWEVER, the Circon Board has absolutely NOT closed the door to consideration of any new unsolicited proposals that may be received at any time. Moreover, as stated in Circon's press release of October 20, 1998, the Company may have further discussions with companies that had earlier expressed an interest in Circon. Indeed, Circon has encouraged companies that have expressed a continuing interest to consider making a proposal for the Board to evaluate. Any such proposals and related preliminary discussions must be kept confidential, and it is Circon's policy not to comment on merger rumors.

    The extensive effort by the Circon Board to explore ways to maximize shareholder value are nowhere mentioned in the Committee's proxy statement, which gives the misleading impression that the Board has done nothing to provide "any alternative other than Circon remaining independent." The fact is that the Circon Board and its financial advisors Bear Stearns & Co. have diligently explored the alternatives to remaining independent and continue to be receptive to proposals that will enhance shareholder value.

    It is a DELUSION to believe that electing the Committee's nominees, rather than the Board's nominees, would produce buyers at favorable prices. More likely, it would lead potential buyers to conclude that Circon's Board may be ready to sell at ANY price.

    Although Circon's Board is recommending the election of one of the committee's candidates, Mr. Oberrotman, if an additional Committee nominee were to be elected, there would be a "change of control" of Circon's triggering immediate payments to certain Circon employees under the Management Retention Plan aggregating approximately $6.6 million. This money would have to be paid irrespective of whether Circon was actually sold. Under the Management Retention Plan, these employees are also entitled to additional "severance payments" in the event they are terminated in a one, and in some cases two, year period following a change of control. In addition, the Circon Stock Option Plan provides for the automatic vesting of any outstanding unvested options of any employee-optionholder who is terminated within one year of a change in control. Therefore, the election of the Committee's slate could result in a liability to the Company of up to $12 million assuming, as a worst case scenario, a substantial majority of the Company's employees were laid-off or terminated following the election.

    Moreover, the Board is concerned that a shareholder rejection of its nominees could destabilize the Company, create apprehension among sales personnel and other employees and foreign dealers, and thereby lessen the value of Circon. This would harm our shareholders, whether or not a sale were later to occur.

    In conclusion, the Board is acting in the shareholders' best interests and recommends the election of the board' nominees, including Mr. Oberrotman, to enable the Board to continue its efforts to maximize shareholder value by improving financial performance and being receptive to reasonable acquisition proposals, rather than holding an immediate "fire sale."

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF
                     THE BOARD'S NOMINEES (PROPOSAL NO. 1)

    The following table sets forth certain information concerning each nominee and each continuing director of the Company.

                                                                                                                   DIRECTOR
          NAME                                 PRINCIPAL OCCUPATION                         CLASS        AGE         SINCE
-------------------------  -------------------------------------------------------------  ---------      ---      -----------
John F. Blokker            Chairman of the Board of the Company; President and Chief
                           Executive Officer, Luxcom, Inc.                                      III          68         1991
George A. Cloutier         Chief Executive Officer of the Company; Chairman of the
                           Board, President and Chief Executive Officer of American
                           Management Services, Inc.                                             II          53         1997
Charles M. Elson           Professor or Law, Stetson College of Law                               I          38         1997
Harold R. Frank            Investor                                                             III          74         1984
Victor H. Krulak,
Lt. General                President of Words Limited                                             I          85         1997
[ADDITIONAL NAMED
NOMINEE]                                                                                        III                      n/a
Alain Oberrotman           Independent Management Consultant                                     II          47          n/a

    Mr. Blokker serves as Chairman of the Board for the Company. He is President and Chief Executive Officer of Luxcom, Inc., a telecommunications company. He was a general partner of Hambrecht & Quist Venture Partners, an investment banking firm, from February 1985 to February 1988. Prior to 1985, he served for twenty-seven years in various executive and management positions including Vice President, General Manager with Hewlett-Packard Company, a manufacturer of computers and electronic test and measurement instruments. He is a member of the Boards of Directors of Mid-Peninsula Bank of Palo Alto and Whittier Trust Company.

    Mr. Cloutier is serving as interim Chief Executive Officer of the Company. He is also Chairman of the Board, President and Chief Executive Officer of American Management Services, Inc., a consulting firm for small to mid-size businesses. Prior to founding American Management Services in 1986, Mr. Cloutier held a number of executive positions with companies providing a broad range of business consulting and management services.

    Mr. Elson has been a Professor of Law at Stetson University College of Law in St. Petersburg, Florida since 1990. He has served as "of Counsel" to the law firm of Holland & Knight since 1995. Mr. Elson serves as a director on the Boards of Sunbeam Corporation and Nuevo Energy Company.

    Mr. Frank is the founder of Applied Magnetics Corporation, a manufacturer of magnetic recording heads. He served as Chairman of its Board of Directors from inception until February, 1996, and continues to serve as a Director. Mr. Frank currently serves on the Board of Directors of Trust Company of the West and as Chairman of the Board of Key Technology, Inc. Mr. Frank is past Chairman of the Board of the American Electronics Association.

    Lt. Gen. Krulak has served as President of Words Limited, an editorial and feature syndicate, since 1988. Prior to 1988, he served a distinguished career with the U.S. Marine Corps from 1934 until his retirement as Lieutenant General in 1968. Lt. Gen. Krulak held positions with Copley News Service from 1968 until 1977, serving as Vice President and then President prior to his retirement in 1977.

    [DESCRIPTION OF ADDITIONAL NAMED NOMINEE]

    Mr. Oberrotman has been an independent management consultant since 1997. From 1992 to 1997 Mr. Oberrotman was a principal in the private equity group of Odyssey Partners, L.P., involved with, among other things, acquisitions, financings and restructurings of Odyssey's portfolio companies. Mr. Oberrotman currently serves on the Board of Directors of Eagle Food Centers, Inc.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors meets on a regularly scheduled basis and, during 1997, met on eleven occasions. In addition, significant communications occur between the Directors and the Company apart from regularly scheduled meetings of the Board and the Board Committees. Accordingly, management considers many factors, including attendance at meetings, in their evaluation of contributions by Directors to the Company. For the Board of Directors as a whole, average attendance at meetings of the Board and the Board Committees (the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Board Committees on which each Director served) during 1997 was 98.4%. During 1997, none of the incumbent Directors attended less than 90% of the aggregate of the total number of Board meetings and the total number of Committee meetings on which he served.

    The Company has an Audit Committee and a Compensation Committee. The function that would be performed by a nominating committee is performed by the Board of Directors as a whole.

    The Audit Committee, which currently consists of Directors Blokker, Cloutier and Frank, held two meetings in 1997. The Audit Committee recommends the appointment of independent auditors for the Company, approves the services performed by the Company's independent auditors, reviews the Company's accounting principles and consults with the independent auditors on matters relating to internal financial controls and procedures.

    The Compensation Committee, which consists of Directors Auhll, Cloutier and Frank, held one meeting in 1997. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans. The Compensation Committee also administers the Company's stock option plans.

DIRECTORS' COMPENSATION

    The compensation for outside Directors was modified effective July 1, 1997, as discussed below. First, the annual retainer for services as a Director was increased from $2,500 to $10,000. Second, provision was made for annual grants of Common Stock equivalents. These changes were made to bring the Company's Directors within comparable levels of compensation for companies similar in size, capital structure and board structure. The new compensation program is designed to ensure that a significant portion of a non-employee Director's compensation is equity-based and, therefore, highly dependent on the long-term performance of Circon Common Stock. Thus, the program is designed to align the interests of Circon's non-employee Directors and its shareholders.

    Effective July 1, 1997, each Director who is not an employee of the Company receives an annual retainer of $10,000 for services as a Director. These fees are paid quarterly in cash. In addition, Directors receive a fee of $500 for each Board and committee meeting attended and reimbursement for expenses incurred in connection with attendance at Board and committee meetings.

    In 1995, the shareholders approved the adoption of the 1995 Directors Stock Option Plan (the "1995 Plan") to replace the 1984 Directors Stock Option Plan (the "1984 Plan") which expired in 1994. Under the 1995 Plan, options for up to 200,000 shares of common stock may be granted to Directors who are not officers of the Company, for a price not less than 85% of the fair market value of the common stock on the date of grant. The vesting schedule for the options granted is determined by a committee of Directors (the "Committee") at the time of the option grant. The maximum option term is ten years. If the optionee ceases to be a Director for any reason, any options granted which have not been exercised will be canceled according to the terms of the stock option agreement. In July 1997, the Committee elected to accelerate the vesting schedule for previously granted options. Each Director who is not an employee of the Company received accelerated options or a combination of accelerated options and new stock Common Stock options in recognition of services rendered over the past year. The number of accelerated options or new options granted in the July 1997 grant to a particular Director was determined by using a schedule designed to bring that Director's total stock options vesting in 1997 to 11,000 shares. Incumbent Directors who are not employees will receive subsequent option grants not to exceed 5,000 shares, on an annual basis. In October 1997, the Board recognized the addition of two new Board Members, namely Mr. Elson and Lt. Gen. Krulak, with new option grants of 11,000 shares each.

    The Company also provides Director liability insurance for all Directors.

                                 PROPOSAL NO. 2
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors has appointed, subject to ratification by the shareholders, the firm of Arthur Andersen LLP, certified public accountants, to audit the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as independent certified public accountants of the Company since 1977. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement and to respond to appropriate questions. A majority of the shares represented at the meeting and entitled to vote on this proposal is required to ratify the selection of Arthur Andersen LLP as independent auditors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2

                               EXECUTIVE OFFICERS

    The Executive Officers of the Company are elected by and serve at the discretion of the Board of Directors. As of the record date, the Executive Officers of the Company were as follows:

                                                                                                                    OFFICER
         NAME                                             POSITION                                       AGE         SINCE
-----------------------  --------------------------------------------------------------------------      ---      -----------
George A. Cloutier       Chief Executive Officer                                                             53         1998

Winton L. Berci          Vice President, Sales and Marketing                                                 43         1989

Frank D. D'Amelio        Vice President and Chief Manufacturing Officer                                      40         1989

Gary J. Menichini        Vice President, Sales                                                               41         1998

Andrew D. Simons         Vice President, General Counsel and Secretary                                       37         1996

R. Bruce Thompson        Executive Vice President and Chief Financial Officer                                54         1982

David P. Zielinski       Vice President, ACMI Division General Manager                                       55         1994

    For certain information concerning the business experience of Mr. Cloutier, see "Proposal No. 1-- Election of Directors."

    Winton Berci joined the Company as Vice President, Sales and Marketing, in 1989. Prior to joining Circon, Mr. Berci worked for fourteen years with Karl Storz Endoscopy America, Inc., a major Circon competitor. He held various positions with Karl Storz including Director of Marketing for six years.

    Frank D'Amelio was appointed Vice President, Chief Manufacturing Officer in 1994, prior to which he was Vice President, General Manager of the Video Division since 1993, and Vice President, CIRCON ACMI Engineering and Quality Control, beginning in 1989. Prior to 1989, Mr. D'Amelio held various positions with the Company including Director of Quality Assurance. He joined ACMI in 1982.

    Gary Menichini joined the Company as Vice President of Sales in 1998. Prior to joining Circon, Mr. Menichini worked for six years at Cordis Corporation, a division of Johnson & Johnson Company, including five years as West Region Manager. Prior to 1992, Mr. Menichini held senior sales positions with Quiena International, Inc. from 1991 to 1992 and General Electric Medical Systems from 1984 to 1991.

    Andrew Simons joined the Company as Vice President, Secretary and General Counsel in 1996. From 1992 until joining Circon, Mr. Simons worked for Tokos Medical Corporation in various capacities, including Vice President, General Counsel and Corporate Secretary. Prior to 1992, Mr. Simons was an Associate at the law firm of Gibson, Dunn & Crutcher.

    Mr. Thompson has been Executive Vice President and Chief Financial Officer of the Company since 1985, and Vice President since 1982. He joined the Company in 1977 as Controller. Prior to 1977, Mr. Thompson held positions with Heyer-Schulte Corporation, a subsidiary of American Hospital Supply Corporation, and Cutter Laboratories Inc.

    David Zielinski was appointed Vice President, ACMI Division General Manager in 1994, prior to which he was Vice President of Manufacturing for Circon ACMI. Prior to 1986, Mr. Zielinski held various positions with the Company including Director of Manufacturing for ACMI. He joined ACMI in 1982. Prior to joining ACMI, Mr. Zielinski held various positions with General Electric.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership as well as changes in ownership with the Securities and

Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASDAQ"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for such persons, the Company believes that during the fiscal year ended December 31, 1997 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                            REMUNERATION OF OFFICERS

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth three years of compensation history for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last completed fiscal year:

                                                                                       LONG-TERM COMPENSATION
                                                                                     --------------------------
                                                                                       AWARDS
                                                                                     -----------     PAYOUTS
                                                     ANNUAL COMPENSATION(1)          SECURITIES   -------------    ALL OTHER
                                             --------------------------------------  UNDERLYING   LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)  BONUS($)(2)     OTHER($)     OPTIONS(#)        ($)          ($)(5)
--------------------------------  ---------  ---------  ------------  -------------  -----------  -------------  -------------
R. Auhll (3)....................       1997    265,860       121,171       --            --            --             10,538
  President, CEO and                   1996    316,500        39,274       --            --            --             10,538
  Chairman of the Board                1995    298,000       136,739       --            --            --             10,408

F. D'Amelio.....................       1997    171,045        52,794       --            10,000        --              4,344
  Vice President                       1996    181,000        43,365       --            --            --              4,432
  Chief Manufacturing                  1995    169,000        58,000       --            --            --              3,672
  Officer

R. B. Thompson..................       1997    166,320        60,695       --            10,000        --              5,454
  Executive Vice President             1996    176,000        26,860       --            --            --              5,312
  Chief Financial Officer              1995    166,000        64,840       --            --            --              4,192

W. Berci........................       1997    154,262        48,388       --            10,000        --              3,741
  Vice President                       1996    163,240        39,329       --            --            --              3,621
  Sales and Marketing                  1995    154,000        45,500       --            --            --              3,283

A. Simons.......................       1997    146,806        49,636       --            10,000        --              1,766
  Vice President                       1996    155,350         9,519(4)      --          10,000        --              1,704
  Secretary and                        1995     n/a         n/a            --            --            --             n/a
  General Counsel

------------------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) Includes Management Incentive Bonus payment plus incentive payments earned as part of cost cutting incentive program implemented in August 1997. As part of the August 1997 cost reduction program, Mr. Auhll's salary was reduced by 20% and other executive officers' salaries were reduced by 10%.

(3) Mr. Auhll resigned his position from the Company on October 19, 1998.

(4) Mr. Simons' bonus for 1996 was prorated based on date of hire (4/1/96).

(5) "All Other Compensation" consists of Company match of employee contributions to 401(k) plans and premiums paid on life insurance by the Company on behalf of the named individuals.

    OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth, for each of the executive officers named in the Summary Compensation Table, stock options granted during the year ended December 31, 1997. The Company has never granted stock appreciation rights (SARs).

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF    % OF TOTAL                              ASSUMED ANNUAL RATES OF STOCK
                               SECURITIES      OPTIONS                               PRICE APPRECIATION FOR OPTION
                               UNDERLYING    GRANTED TO     EXERCISE                              TERM
                                 OPTIONS    EMPLOYEES IN      PRICE     EXPIRATION   ------------------------------
NAME                           GRANTED (#)   FISCAL YEAR    ($/SHARE)      DATE          5%($)           10%($)
-----------------------------  -----------  -------------  -----------  -----------  --------------  --------------
All Shareholders (1).........      n/a           n/a           n/a          n/a      $  135,856,617  $  344,287,331
R. Auhll (2).................      n/a           n/a           n/a          n/a           n/a             n/a
F. D'Amelio..................       10,000(3)        6.86%  $   16.25     10/09/07   $      102,195  $      258,983
R. B. Thompson...............       10,000(3)        6.86%  $   16.25     10/09/07   $      102,195  $      258,983
W. Berci.....................       10,000(3)        6.86%  $   16.25     10/09/07   $      102,195  $      258,983
A. Simons....................       10,000(3)        6.86%  $   16.25     10/09/07   $      102,195  $      258,983

------------------------

(1) Total dollar gain based on assumed annual rate of stock appreciation shown here and calculated on 13,293,812 shares outstanding as of December 31, 1997, based on a ten-year term.

(2) Mr. Auhll resigned his position from the Company on October 19, 1998.

(3) Options were granted on 10/09/97 and are exercisable on 12/31/98. Options expire ten years from grant date.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the year ended December 31, 1997 and the year-end value of unexercised options:

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED     VALUE (1) OF UNEXERCISED
                                                                    OPTIONS AT FISCAL YEAR END   IN- THE-MONEY OPTIONS AT
                                                                               1997                FISCAL YEAR END 1997
                                  SHARES ACQUIRED       VALUE       --------------------------  --------------------------
NAME                              ON EXERCISE(#)     REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  ---------------  ---------------  -----------  -------------  -----------  -------------
R. Auhll (2)....................           n/a              n/a          40,000(3)      --       $ 200,000        --
R. Thompson.....................           n/a              n/a           8,571       21,429     $  51,426    $    68,754
F. D'Amelio.....................           n/a              n/a          29,377       28,252     $ 268,974    $   111,171
W. Berci........................           n/a              n/a          19,771       21,429     $ 177,426    $    68,574
A. Simons.......................           n/a              n/a           1,429       18,571     $   9,289    $    55,712

------------------------

(1) Excess of $15.25 (market price at year end) over exercise price.

(2) Mr. Auhll resigned his position from the Company on October 19, 1998.

(3) Mr. Auhll also holds warrants to purchase 100,000 shares which were fully exercisable at year end. The value of these warrants, computed as above, was $1,064,000. The warrants were issued in 1990 in connection with Mr. Auhll's guarantee of certain indebtedness of the Company and not in connection with his performance of services to the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PRINCIPLES

    The compensation policies of the Company for all employees, including executive officers, are guided by the following principles:

    - Attract, retain and motivate well qualified employees who contribute to the long-term success of the Company.

    - Encourage the development and achievement of objectives that enhance long-term shareholder value.

    - Relate compensation to the overall success of the Company which includes providing sales growth coupled with sound financial performance, quality products and services for customers, and fostering an environment which enables employees to achieve objectives.

EXECUTIVE COMPENSATION PRACTICES

    The Company's executive compensation program consists primarily of cash and equity based elements. Salary and annual awards, if warranted, under the Management Incentive Compensation Program ("MICP") comprise the cash elements. Grants of stock options under the Company's employee stock option plans and participation in the Company's employee stock purchase plan comprise the equity based elements. The Company also provides health and welfare benefits to the named officers through programs that are generally available to all employees. In addition, all Company officers are entitled to have life insurance up to four times their annual base salary.

CASH COMPONENTS

    It is the Company's intent to provide a compensation program that can attract, motivate and retain high performance executives who are critical to the long-term success of the Company. Salary levels and MICP target levels are established annually for executive officers by the Compensation Committee, after a review of compensation surveys for the medical/dental equipment and supply industry. For 1997, the survey group consisted of 359 publicly traded companies whose principal business was the manufacture or distribution of medical/dental equipment and supplies. Of these companies, 170 are included in the NASDAQ index covering medical stocks (see "Stock Performance Graph"). Salaries for executive officers are established by evaluating the responsibilities of the position held and the experience of the individual and by reference to the competitive marketplace for executive talent.

    The MICP plan provides for annual awards which are paid after the end of the fiscal year, based on the achievement of pre-established annual increases in specific objectives. The overall MICP program typically has many objectives. The 1997 MICP plan had 95 objectives. For every participant, a target payout is established for each objective and the weighting or value is assigned to each component. Each MICP participant has a unique set of objectives which constitute his or her specific MICP program. There are also one or two subjective elements in each participant's program. An individual objective has a pre-established minimum performance level before any payment will occur and a maximum performance level where further payment ceases. The range of payouts for each objective is from zero to 200% of a target amount. The Compensation Committee establishes goals for overall growth in sales, gross profit, operating and net income on a Company wide basis and reviews the complete MICP program each year. Using these Company wide goals as guidelines, targets are then determined for other business units, and other subsets of sales, gross profit and operating income. In years where there is a significant change in the overall business, or in an individual's responsibility, the MICP targets are modified to make the performance measurements meaningful. Awards are prorated for participation for less than one year. Employees with other commission or bonus arrangements are generally excluded from participation in the MICP plan. The MICP plan may be modified from time to time, or discontinued at the discretion of the Compensation

Committee. During 1997, executive officers had five to fourteen objectives in their MICP program with each objective having a weight of one to forty-one percent of their total program. The weight of the objectives varied widely among the group depending on the responsibilities of the individual. For 1997, actual payouts for the named executive officers' MICP programs averaged 63% of target.

    Employees, including executive officers, who participate in the 401(k) plan may receive a Company matching contribution of up to a maximum of 1 1/2% of their salary per year.

EQUITY BASED COMPONENTS

    The Company utilizes equity based compensation in the form of stock options and a 20% matching program for stock purchases under a stock purchase plan for its employees to focus employees and management on creating and enhancing long term shareholder value. The actual value of such equity based compensation correlates directly to the Company's stock price performance.

    Stock options are an essential element of the Company's compensation program. This component is intended to provide a long term incentive for employees to stay with the Company and to motivate them to work toward appreciation in the price of the Company stock over time. Two hundred eighty-three employees (or approximately 24% of all employees) participate in the various employee stock option plans. Stock options are currently outstanding under the 1979 Employee Stock Option Plan, the 1983 Employee Stock Option Plan, which expired in 1989 and 1993 respectively, the 1993 Stock Option Plan (the "1993 Plan") and the Cabot Stock Option Plan (the "Cabot Plan").

    In determining the number of shares subject to options being granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at comparable companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's individual performance. In 1997, options were granted to all executive officers with the exception of Mr. Auhll who was ineligible to receive stock options because of his participating role on the Board's Compensation Committee.

    In the 1979, 1983 and 1993 Employee Stock Option Plans, options generally become exercisable cumulatively or "vest" at an annual rate of 14.3% of the total shares granted for seven years commencing one year from the date of grant. All outstanding stock options were granted at the "market price" as of the date of grant. Correspondingly, options in the Cabot Plan generally become exercisable over a three year vesting period. The 1979, 1983, 1993 and Cabot Plans provide for full vesting of options in the event there is a change in control of the Company.

1997 CHIEF EXECUTIVE COMPENSATION

    Mr. Auhll, in his capacity as Chairman of the Board, Chief Executive Officer and President participated in substantially the same compensation programs as the other named officers. The Compensation Committee based Mr. Auhll's total compensation, including compensation derived from the MICP plan at a level it believes is competitive with comparably sized medical companies, based on survey data. Circon's sales put the Company in the 75th percentile of the companies surveyed.

    After considering all factors, the committee approved a $332,325 salary for Mr. Auhll for 1997, an increase of 5% over his $316,500 salary for the prior year. Mr. Auhll's target bonus for 1997 MICP program was set at $135,000. Mr. Auhll's MICP program consisted of twelve objectives covering sales growth, operating performance and financial ratios, each having a weight of one to forty-one percent of his total program. Mr. Auhll's bonus program had payouts for individual factors that range from 0% to 200% of the target values for 1997. This resulted in an actual payout of $75,855 or 56% of his target bonus.

Mr. Auhll's base salary falls 9% above and his bonus falls 61% below the 75th percentile compared to the CEOs in the survey group.

    In August 1997, Mr. Auhll's salary was reduced 20% as part of a cost-reduction program implemented by the Board of Directors. A cost-cutting incentive program was initiated at the same time, which enabled management to earn back the salary reductions by achieving the cost-cutting objectives and even exceed the salary reduction with superior cost-cutting performance. The accompanying Compensation Table for Executive Officers on page 8 of this document shows the resulting compensation for Mr. Auhll in 1997.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1 million paid to certain of the Company's executive officers. In 1997, the performance-based compensation paid to the Company's executive officers did not exceed the $1 million limit per officer. It is the Compensation Committee's intention to review the Company's compensation policies and regulate compensation levels in order to comply with the statute and avoid non-deductible compensation payments.

                                          Respectfully submitted,

                                          Richard A. Auhll
                                          George A. Cloutier
                                          Harold R. Frank

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Directors Auhll, Cloutier and Frank comprise the Compensation Committee. In October, 1998, Mr. Auhll resigned as President and Chief Executive Officer of the Company. Prior to his resignation, Mr. Auhll participated in discussions regarding compensation for executive officers, except discussions regarding his own compensation. As a concurrent member of the Compensation Committee and employee of the Company, Mr. Auhll was ineligible to receive stock option grants under the Company's stock option plans.

    No other member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Furthermore, there are no compensation committee interlocks between Circon and other entities involving the Company's executive officers and board members.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of October 23, 1998, except as otherwise indicated, regarding the beneficial ownership of Common Stock of Circon by (i) each person who is known to Circon to be the beneficial owner of 5% or more of Circon's Common Stock, (ii) each Director of Circon,
(iii) certain executive officers of Circon and (iv) all directors and executive officers as a group. To the Company's knowledge, the beneficial owners named in the table have sole voting and investment power with respect to the shares.

                                                                                             SHARES
                                                                                           BENEFICIALLY PERCENT OF
NAME                                                                                          OWNED      CLASS(1)
-----------------------------------------------------------------------------------------  -----------  -----------
Tyco International Ltd. (2)..............................................................   1,959,348(2)       14.3%
c/o Tyco International (US) Inc.
One Tyco Park
Exeter, NY 03833
Richard A. Auhll.........................................................................   1,558,142(3)       11.3%
6500 Hollister Avenue
Santa Barbara, CA 93117
Harold R. Frank..........................................................................      53,277(4)      *
John F. Blokker..........................................................................      50,000(5)      *
R. Bruce Thompson........................................................................      44,774(6)      *
Frank D. D'Amelio........................................................................      33,937(7)      *
Winton L. Berci..........................................................................      23,128(8)      *
Charles M. Elson.........................................................................      17,963(9)      *
George A. Cloutier.......................................................................      16,000(10)      *
David P. Zielinski.......................................................................      15,572(11)      *
Victor H. Krulak.........................................................................      15,463(12)      *
All directors and executive officers as a group (11 persons).............................   1,831,414(13)       13.3%

------------------------

*   Less than 1%

(1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable upon exercise of options held by the particular beneficial owners that are included in the first column.

(2) Information given is based on a Form 3 Initial Statement of Beneficial Ownership of Securities dated October 13, 1998 as filed with the Securities and Exchange Commission.

(3) Includes 100,000 shares subject to warrants exercisable currently or within 60 days.

(4) Includes 18,858 shares subject to options exercisable currently or within 60 days.

(5) Includes 50,000 shares subject to options exercisable currently or within 60 days.

(6) Includes 11,428 shares subject to options exercisable currently or within 60 days.

(7) Includes 33,937 shares subject to options exercisable currently or within 60 days.

(8) Includes 22,628 shares subject to options exercisable currently or within 60 days.

(9) Includes 11,000 shares subject to options exercisable currently or within 60 days.

(10) Includes 16,000 shares subject to options exercisable currently or within 60 days.

(11) Includes 13,572 shares subject to options exercisable currently or within 60 days.

(12) Includes 11,000 shares subject to options exercisable currently or within 60 days.

(13) Includes 291,281 shares subject to options exercisable currently or within 60 days.

                            STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative performance for the Company's Common Stock over the last five years compared with the performance of the NASDAQ Composite index (U.S. companies) and an index of NASDAQ-listed companies with standard industrial classification codes beginning with "38" (SIC 3800-3899, Measuring, analyzing, and controlling instruments; photographic, medical and optical goods; watches and clocks), published by the Center for Research in Security Prices, University of Chicago. The price of the Common Stock, and the levels of such indices, on December 31, 1992, have been converted to a base of 100 in the graph. The performance shown is not necessarily indicative of future performance.

    Shareholders interested in obtaining a list of companies included in the industry index may do so by written request to the Company.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURNS
Dollars
                                                       CIRCON CORPORATION    Nasdaq Stock Market (US Companies)
12/31/92                                                            100.0                                 100.0
12/31/93                                                             52.3                                 114.8
12/31/94                                                             48.9                                 112.2
12/31/95                                                             92.0                                 158.7
12/31/96                                                             69.3                                 195.2
12/31/97                                                             69.3                                 239.5

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL
                   RETURNS
Dollars
                                                  NASDAQ Stocks (SIC 3800-3899)
12/31/92                                                                  100.0
12/31/93                                                                   84.6
12/31/94                                                                   91.2
12/31/95                                                                  134.2
12/31/96                                                                  139.8
12/31/97                                                                  158.9

                                       12/31/92      12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
CIRCON CORPORATION                           100          52.3         48.9         92.0         69.3         69.3
Nasdaq Stock Mkt (US Companies)              100         114.8        112.2        158.7        195.2        239.5
NASDAQ Stocks (SIC 3800-3899)                100          84.6         91.2        134.2        139.8        158.9

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials.

    If a shareholder desires to have a proposal considered for inclusion in the Proxy Statement and form of Proxy of the Board of Directors for the 1999 Annual Meeting of Shareholders, such proposal must be received by the close of business on July 6, 1999, at the executive offices of the Company, 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Office of the Secretary.

    Each proponent and each proposal submitted must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission, content and form of shareholder proposals.

                              FINANCIAL STATEMENTS

    The Company's 1997 Annual Report to the shareholders was mailed to shareholders of record as of June 1, 1998. The Annual Report contains audited consolidated financial statements of the Company and is not deemed part of the proxy soliciting material. If any shareholder did not receive such Annual Report, we will immediately mail one upon receipt of a request from such shareholder.

        THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SHAREHOLDER RELATIONS:

                               Circon Corporation
                             6500 Hollister Avenue
                            Santa Barbara, CA 93117

                    INFORMATION ABOUT ATTENDING THE MEETING

    The Annual Meeting of Shareholders will be held this year at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California. If directions to the Annual Meeting are not included with your pre-printed proxy card, directions may be obtained by contacting the Doubletree Resort at (805) 564-4333.

    Each shareholder will need a ticket to attend the Annual Meeting. If a shareholder's stock is registered in his or her name and not in the name of a bank, broker or other third party, the shareholder will receive an admission ticket attached to his or her proxy card. This ticket must be presented in order to be admitted to the Annual Meeting.

    However, if a shareholder's stock is not registered in his or her name, the shareholder must advise the firm that is the holder of record of those shares (bank, broker or other institution holding such shares) that he or she wishes to attend the Annual Meeting. That firm must provide the shareholder with documentation showing his or her ownership of shares of Circon Common Stock as of the Record Date, October 23, 1998. Alternatively, a shareholder must produce a bank, broker or other valid monthly statement which clearly shows that he or she was a shareholder of Circon Common Stock as of the Record Date. The shareholder must bring this documentation to the Annual Meeting in order to gain admittance to the Annual Meeting. Shareholders whose shares are not registered in their own name should plan on arriving early to allow adequate time to have their proof of ownership reviewed prior to the start of the Annual Meeting.

    Circon will establish reasonable rules and procedures for the conduct of the Annual Meeting to ensure that there is sufficient time to address all of the items on the agenda and to facilitate an orderly meeting. Attendance at the Annual Meeting is limited to Circon's shareholders. These rules will be posted at the Annual Meeting and will include an agenda for the Annual Meeting, procedures for maintaining order and limitations on the time allotted to questions or comments by shareholders.

                      VOTING OF PROXIES AND OTHER MATTERS

    Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholders or in the absence of such direction, will be voted FOR the election of the Director Nominees to the Board of Directors and FOR the ratification of the selection of independent auditors.

    Management does not know of any other matters which will come before the Annual Meeting. However, if any other matter should come before the Annual Meeting or any adjournment thereof, the proxies will be voted in the manner directed by the Board of Directors.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW D. SIMONS
                                          ANDREW D. SIMONS
                                          Vice President and Secretary

                            [LOGO]

PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR CIRCON CORPORATION

   The owner of the shares represented by this proxy hereby appoints George A. Cloutier and R. Bruce Thompson, or either of them, Proxies to vote at Circon Corporation's Annual Meeting of Shareholders on November 24, 1998 and any adjournments or postponements thereof on the matters referred to on this card as well as any other matters which may properly come before the Annual Meeting, in accordance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is acknowledged. This proxy revokes all prior proxies given by the undersigned.

   The Proxies will vote your shares in accordance with your directions on this card. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS, NAMELY "FOR" PROPOSALS 1 AND 2.

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


CIRCON'S DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.

                                                                     AUTHORITY
                                                               FOR    WITHHELD
1. ELECTION OF DIRECTORS
   George A. Cloutier                                          / /      / /
   Alain M. Oberrotman
   [Nominee to be Named]

   WITHHELD FOR: (Write that nominee's name in the space provided below).

   ---------------------------------------------

                                                               FOR   AGAINST   ABSTAIN
2. RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS     / /     / /       / /
   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY


Signature                      Date            Signature                      Date
          --------------------      ----------           --------------------      ----------

IMPORTANT:     Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                     [LOGO]

                                                          Circon Corporation
                                                          6500 Hollister Avenue
                                                          Santa Barbara, CA
                                                          93117
                                                          Telephone: (805)
                                                          685-5100

[Mailing Date]

    The Annual Meeting of Shareholders of Circon Corporation will be held at 9:00 a.m., Pacific daylight time, on Tuesday, November 24, 1998 at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California.

    Please fill in the boxes on the proxy card to indicate how your shares should be voted, sign and date your proxy card and return it as soon as possible in the enclosed postpaid envelope.

    PLEASE NOTE: IF YOU PLAN TO ATTEND THIS YEAR'S ANNUAL MEETING, YOU WILL NEED TO PRESENT THE ADMISSION TICKET WHICH IS ATTACHED TO THIS LETTER. EACH TICKET ADMITS ONE PERSON UNLESS YOUR ACCOUNT IS HELD JOINTLY. PROOF OF OWNERSHIP IS REQUIRED. PLEASE BRING THE ADMISSION TICKET WITH YOU TO THE ANNUAL MEETING.

                                                          Andrew D. Simons
                                                          Secretary

                                ADMISSION TICKET

                               CIRCON CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                           TUESDAY, NOVEMBER 24, 1998
                               9:00 - 11:00 A.M.

LOCATION OF MEETING

Fess Parker's Doubletree Resort
633 East Cabrillo Boulevard
Santa Barbara, CA 93103
(805) 564-4333

DIRECTIONS FROM THE SOUTH

    From LAX, take the 405 North (aka the San Diego Freeway). Take 101 North (aka the Ventura Freeway) to Santa Barbara. Exit the freeway on Cabrillo Blvd/Beach Area. Turn left onto Cabrillo Blvd. Follow Cabrillo for approximately 1/2 mile. Turn right on Milpas Street. Turn left onto Calle Puerta Vallarta (first light). Turn right into hotel entrance.

DIRECTIONS FROM THE NORTH

    Take 101 southbound to Santa Barbara. Exit the freeway on Milpas Street. Turn right onto Milpas. Turn right on Calle Puerta Vallarta (first light past train tracks). Turn right into hotel entrance